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                                                                    EXHIBIT 10.4

                                 March 25, 1998



Dear David Stanchak:

As you have been informed, your employment with Einstein/Noah Bagel Corp. ("ENBC"), will end on April 12, 1998, in connection with a reorganization of the company. This letter provides certain information about your separation from the company, and outlines the terms and conditions of the Separation Benefit available to you.

Because of your separation, you are entitled to payment of your salary through the date of termination, and to compensation for all accrued, unused vacation time. You will receive a paycheck reflecting salary earned through April 12, 1998 and accrued unused vacation time, less customary withholdings. If you have any questions about that paycheck, you should contact Denise Thomas at 216-3704.

Until April 12, 1998, you are expected to assist in the transition of work, and, as necessary, to perform the functions and duties of your position as would any employee of ENBC. Your supervisor will let you know what you are expected to do. Failure to meet these expectations may result in immediate termination and may, in the sole discretion of ENBC, disqualify you from receiving the Separation Benefit discussed below. This letter is not and shall not be construed as a contract of continuing employment.

If you choose not to sign the enclosed Release, and presently participate in the medical and/or dental plans, your coverage will end on April 30, 1998. If you participate in long term disability, short term disability, life insurance and/or voluntary life insurance, your coverage will end on your last day of employment. If you participate in the flex spending accounts, expenses must be incurred by your last day of employment, and submitted thereafter for reimbursement within three (3) months.

If you are a participant in the medical, dental or flex spending account plans, under COBRA you are eligible to continue these coverages beyond your last day of employment, at your own expense. If you are a participant in the life or voluntary life insurance program(s) you are eligible to convert these coverages into an individual policy. More information about COBRA and conversion is included in this packet. Questions about these plans can be directed to the Employee Service Center at 1-888-220-9032.
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If you are a participant in the Employee Savings Plan, you will be given the option to cash out or roll over your 401(k) account. You should consult your financial advisor before making that election. Please call Putnam Investments at 1 (800)-864-3966 for information and forms.

You may obtain information concerning job references from Denise Thomas.

A summary of your stock option vesting schedule is enclosed. If you choose not to accept the Separation Benefit described below, vesting will terminate as of April 12, 1998. All vested options granted before May 28, 1996, must be exercised within five (5) days of your termination date. Vested options granted on or after May 28, 1996, must be exercised within fifteen (15) days of your termination date. If you have stock options in Boston Chicken, Inc. ("BCI"), you will receive a separate letter from BCI describing your rights with respect to those options. You are not eligible for any further stock option grants made on or after the date of this letter. Please see the exercise form, broker's list and explanation of the exercise process enclosed for additional information concerning stock options. Further information about your options is available from Nicole Bonsness at 216-5777.

ENBC has established a program to provide you with a separation benefit in exchange for certain consideration on your part and in the interest of a final resolution of all claims you have or might have against the company. The "Separation Benefit" consists of paying you a salary of $150,000, extending from your termination date to August 29, 1999 (the "Extended Termination Date"). Accordingly, if you choose to accept the Separation Benefit by signing the attached release, you will remain employed by ENBC until the Extended Termination Date and will, until that date, continue to receive the above-mentioned salary, less required withholdings, as well as company-paid health insurance benefits. You will, however, lose your company-paid life insurance and disability insurance and employee-paid voluntary life insurance coverage as of April 12, 1998, and you will accrue no vacation time after that date. In addition, vesting of ENBC stock options will continue until January 31, 2000, and you will have the right to exercise vested options, as described above, until that date.

You have up to forty-five (45) days to consider whether to accept the company's offer of a separation benefit by signing the attached Release. If you agree to the terms and conditions set out above and decide to accept separation pay, you may do so by executing the Release and returning it to Paul Strasen in ENBC's Legal Department (phone 216-3463) on or before April 20, 1998. The Release will not be effective or enforceable for seven days after you sign it and you may revoke it during that time.
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If you choose to revoke the release, you must deliver written notice of your decision to ENBC's Legal Department, Attn: Paul Strasen within seven days after you sign the release. The Release will then be of no legal effect. You will, however, forfeit any separation benefit referred to in the preceding paragraph.

If we do not receive your notice of revocation during that seven day period, the Release will become final and binding. Because the Release may affect important legal rights, ENBC advises you to consult with an attorney before signing it.

As required by law, enclosed is a summary of the positions and ages of all company employees selected for termination in connection with this reduction in force, as well as a summary of the positions and ages of all employees within the organizational units affected by the reduction in force who were not selected for termination.

You are free to reapply for employment with the company at any time. Given ENBC's reorganization, however, you should concentrate your job search efforts on other employers. Whether or not you choose to execute the enclosed Release, ENBC cannot provide you with recall rights, or otherwise assure you that you will be given any preference or priority with respect to any future job openings that may arise. Rather, your application will be considered according to the same criteria by which the company generally evaluates employment applications. In addition, if you accept the Separation Benefit and later are rehired by ENBC, you may be required to return to ENBC a portion of your Separation Benefit as a condition of your rehiring.

We understand that this is a difficult and unsettling time for you. We thank you for your work for the company, and wish you well in your personal and professional future.

                           Very truly yours,

                           Einstein/Noah Bagel Corp.



                           By: /s/ John Puterbaugh
                               ------------------------------------------
                                   John Puterbaugh
                                   Senior Vice President, Human Resources